UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2025

Cibus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38161	27-1967997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6455 Nancy Ridge Drive San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 450-0008

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A Common Stock, $0.0001 par value per share	CBUS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2025, the board of directors (the “Board”) of Cibus, Inc. (the “Company”) appointed Kimberly A. Box to serve as member of the Board, effective as of such date. Ms. Box will serve as a member of the Board’s standing Compensation Committee and standing Nominating and Corporate Governance Committee as well as a member of the special committee of the Board that is evaluating strategic alternatives to maximize shareholder value, in each case, effective as of such date.

Ms. Box, 65, Ms. Box previously served as the President and Chief Executive Officer of Gatekeeper Innovation, Inc. (acquired by RxGuardian), a healthcare company that creates products to keep medications safe, which she joined in 2016. Prior to joining Gatekeeper Innovation, Ms. Box enjoyed a successful 29-year career with Hewlett Packard (NYSE: HPQ), holding various executive positions, the most recent being Vice President, Global IT Services, a position she held until 2009 when she left Hewlett Packard. Ms. Box also serves on the Boards of Directors of McGrath RentCorp (NASDAQ: MGRC), where she serves as Chair of the Compensation Committee and is a member of the Audit Committee and Corporate Governance and Nominating Committee, and Applied Science, Inc. (“ASI”), a private company. Ms. Box formerly served on the Board of Directors of American River Bank (NASDAQ: AMRB) until it was acquired in 2021. Ms. Box holds a Bachelor of Science in Business Administration with a concentration in Management and a minor in Computer Science from California State University, Chico. She also completed the Executive Development Program at The Wharton School of the University of Pennsylvania and has a NACD Directorship Certification™ (2021) and a CERT in Cybersecurity Oversight from the Software Engineering Institute at Carnegie Mellon University (2022). Ms. Box was formerly on the NACD Northern California Chapter board and served as the Chair, and was named to the NACD Directorship 100™, an annual recognition of the leading corporate directors who significantly impact boardroom practices and performance.

There are no arrangements or understandings between Ms. Box and any other persons pursuant to which Ms. Box was named as a director of the Board. Ms. Box has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

In accordance with the Company’s customary practice, the Company entered into its standard form of indemnification agreement for directors and executive officers with Ms. Box in connection with her election to the Board. Pursuant to the Company’s Non-Employee Director Compensation Policy, the Board agreed to provide Ms. Box with annual compensation comprising (i) a cash retainer equal to $60,000, payable semi-annually, and (ii) subject to board approval and granting pursuant to the terms and provisions of the Cibus, Inc. 2017 Omnibus Incentive Plan, as amended, equity compensation with a grant date value equal to $90,000. Such annual compensation will be prorated for Ms. Box’s service for the remainder of the 2025 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Cibus, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2025

CIBUS, INC.

By:	/s/ Peter Beetham
Name:	Peter Beetham, Ph.D.
Title:	Interim Chief Executive Officer